Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

March 1, 2021

IT Tech Packaging, Inc.

Science Park, Juli Rd, Xushui District

Baoding City, Hebei Province

The People’s Republic of China 072550

Ladies and Gentlemen:

We have acted as counsel to IT Tech Packaging, Inc., a Nevada corporation (the “Company”), in connection with the offering by the Company of (i) 29,277,866 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) 14,638,933 warrants, (the “Warrants”), each exercisable to purchase one share of Common Stock, and (iii) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-223160) and the Registration Statement on Form S-3 (File No. 333- 253476) (collectively, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated June 11, 2018 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 24, 2021 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares and the Warrants were issued pursuant to an Underwriting Agreement dated February 24, 2021 by and between the Company and the underwriter (the “Underwriting Agreement”). The Shares and the Warrants are to be offered and sold by the Company as described in the Registration Statement and the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. The Shares have been duly authorized and, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2. The Warrants, when duly executed by the Company and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

IT Tech Packaging, Inc.

3. The Warrant Shares have been duly authorized, and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinion we express in paragraph 2, above, is based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions

The opinion set forth in paragraph 2, above, is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effector enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and the Warrants in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP